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                                                                  EXHIBIT 99.1




news release                                                           SONIC(TM)
FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION, CONTACT:
December 10, 2001                                 Paul Lefebvre, Sonic Solutions
                                        415.893.8000 phone  .  415.893.8008 fax
NASDAQ:SNIC                                       paul_lefebvre@sonic.com  email

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                     Sanshin Electronics Co., Ltd. Invests
                         $1 Million in Sonic Solutions

Marin County, California (December 10, 2001) - Sonic Solutions announced today that its Japanese distributor, Sanshin Electronics Co., Ltd. made a $1 million equity investment in Sonic on December 3, 2001. Sanshin acquired 250,000 shares of Series E preferred stock convertible into common at $4 per share and carrying a 4% dividend. The preferred stock also has customary rights related to registration, liquidation and other terms.

Commenting on the investment, Bob Doris, President of Sonic, said, "We are very pleased that Sanshin has decided to make this investment in Sonic. Sanshin has been a distributor of our professional and consumer products in Japan since 1998. We have been very pleased with our distribution relationship with Sanshin and believe that this investment further enhances the bonds between the two companies." Mr. Mitsumasa Matsunaga, President and Representative Director of Sanshin Electronics Co., Ltd. commented, "Sonic is the market leader in supplying professional and consumer DVD authoring systems. We believe that this market, especially the consumer segment, is about to experience explosive growth. We are very excited about the potential for these products as well as for our investment in Sonic."

About Sanshin Electronics Co., Ltd.

Established in 1951 and based in Tokyo, Japan, Sanshin Electronic's business is centered on electronic devices and electronic equipment. Though a commercial firm, Sanshin Electronics is equipped with a high-level development capacity and technical support system, and is engaged in the development of LSIs and application software. Thanks to these activities, Sanshin creates diverse products with added value and continues to supply high quality products meeting the requirements of its users.

About Sonic Solutions (NASDAQ: SNIC)

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Based in Marin County, California, Sonic (http://www.sonic.com) is the leading manufacturer of solutions for DVD and audio publishing. SonicStudio(TM) HD is the leading digital workstation for preparing audio for release on CD and is the first for creating content for the new DVD-Audio format. Sonic DVD Creator(R), Sonic Scenarist(R), and Sonic DVD Fusion(R) are the most widely-used systems for professional DVD publishing, and are installed worldwide at major studios, post production facilities and in corporate marketing departments. Sonic DVDit!(R) (http://www.dvdit.com) is the first application for DVD authoring targeted at videographers and corporate video producers, and is bundled with major video editing, capture, encoding and media production systems. Sonic MyDVD(TM) (http://www.mydvd3.sonic.com) is the first DVD authoring application for consumers, making it easy to capture "your life on DVD." Sonic is a full voting member of the DVD Forum, the standards-setting body for the DVD format.


Note to Editors: (c) 2001 Sonic, Sonic Solutions, the Sonic logo, MyDVD, and ReelDVD are trademarks of Sonic Solutions. DVD Creator, DVD Fusion, Scenarist, DVDit!, and SonicStudio are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners. Specifications, pricing and delivery schedules are subject to change without notice.

The above paragraphs of this press release contain forward looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties including, among others, the timely introduction and acceptance of new products, costs associated with new product introductions, the transition of products to new hardware configurations and platforms and other factors, including those discussed in the Company's annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with the Company's most recent annual report on Form 10-K and quarterly report on Form 10-Q on file with the Securities and Exchange Commission, which contain a more detailed discussion of the Company's business including risks and uncertainties that may affect future results.